Exhibit 99

Investor Contact: Media Contact:	Michael J. Zimmerman, Investor Relations, (414) 347-6596, mike—zimmerman@mgic.com Katie Monfre, Corporate Communications, (414) 347-2650, katie—monfre@mgic.com

MGIC Investment Corporation
Reports First Quarter 2013 Results

MILWAUKEE (April 30, 2013) — MGIC Investment Corporation (NYSE:MTG) today reported a net loss for the quarter ended March 31, 2013 of $72.9 million, compared with a net loss of $19.6 million for the same quarter a year ago. Diluted loss per share was $0.31 for the quarter ending March 31, 2013, compared to diluted loss per share of $0.10 for the same quarter a year ago.

Total revenues for the first quarter were $269.2 million, compared with $379.7 million in the first quarter last year. Net premiums written for the quarter were $248.5 million, compared with $255.0 million for the same period last year. Realized gains in the first quarter of 2013 were $1.3 million compared to $77.6 million for the same period last year.

New insurance written in the first quarter was $6.5 billion, compared to $4.2 billion in the first quarter of 2012. In addition, the Home Affordable Refinance Program accounted for $3.0 billion of insurance that is not included in the new insurance written total due to these transactions being treated as a modification of the coverage on existing insurance in force compared to $1.3 billion in the first quarter of 2012. Persistency, or the percentage of insurance remaining in force from one year prior, was 78.7 percent at March 31, 2013, compared with 79.8 percent at December 31, 2012, and 82.2 percent at March 31, 2012.

As of March 31, 2013, MGIC’s primary insurance in force was $159.5 billion, compared with $162.1 billion at December 31, 2012, and $169.0 billion at March 31, 2012. The fair value of MGIC Investment Corporation’s investment portfolio, cash and cash equivalents was $6.2 billion at March 31, 2013, compared with $5.3 billion at December 31, 2012, and $6.4 billion at March 31, 2012. The increase from December 31, 2012 was primarily a result of the March equity and debt offering

At March 31, 2013, the percentage of loans that were delinquent, excluding bulk loans, was 10.91 percent, compared with 11.87 percent at December 31, 2012, and 12.84 percent at March 31, 2012. Including bulk loans, the percentage of loans that were delinquent at March 31, 2013 was 12.83 percent, compared to 13.90 percent at December 31, 2012, and 15.09 percent at March 31, 2012.

Losses incurred in the first quarter were $266.2 million down from $337.1 million reported for the same period last year primarily due to fewer new notices of default being received. Net underwriting and other expenses were $50.0 million in the first quarter as compared to $50.3 million reported for the same period last year.

Conference Call and Webcast Details

MGIC Investment Corporation will hold a conference call today, April 30, 2013, at 10 a.m. ET to allow securities analysts and shareholders the opportunity to hear management discuss the company’s quarterly results. The conference call number is 1-866-837-9780. The call is being webcast and can be accessed at the company’s website at http://mtg.mgic.com/. The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors.  Investors can listen to the call through CCBN’s individual investor center at http://www.companyboardroom.com/ or by visiting any of the investor sites in CCBN’s Individual Investor Network. The webcast will be available for replay on the company’s website through May 30, 2013 under Investor Information.

About MGIC

MGIC (www.mgic.com), the principal subsidiary of MGIC Investment Corporation, is the nation’s largest private mortgage insurer as measured by $159.5 billion primary insurance in force covering 1 million mortgages as of March 31, 2013. MGIC serves lenders throughout the United States, Puerto Rico, and other locations helping families achieve homeownership sooner by making affordable low-down-payment mortgages a reality.

This press release, which includes certain additional statistical and other information, including non-GAAP financial information and a supplement that contains various portfolio statistics are both available on the Company’s website at http://mtg.mgic.com/ under Investor Information,  Press Releases or Presentations/Webcasts.

From time to time MGIC Investment Corporation releases important information via postings on its corporate website without making any other disclosure and intends to continue to do so in the future. Investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings.  Enrollment information can be found at http://mtg.mgic.com under Investor Information.

Safe Harbor Statement

Forward Looking Statements and Risk Factors:

As used below, “we,” “our” and “us” refer to MGIC Investment Corporation’s consolidated operations or to MGIC Investment Corporation, as the context requires; “MGIC” refers to Mortgage Guaranty Insurance Corporation; and “MIC” refers to MGIC Indemnity Corporation.

Our actual results could be affected by the risk factors below. These risk factors should be reviewed in connection with this press release and our periodic reports to the Securities and Exchange Commission. These risk factors may also cause actual results to differ materially from the results contemplated by forward looking statements that we may make. Forward looking statements consist of statements which relate to matters other than historical fact, including matters that inherently refer to future events. Among others, statements that include words such as “believe,” “anticipate,” “will” or “expect,” or words of similar import, are forward looking statements. We are not undertaking any obligation to update any forward looking statements or other statements we may make even though these statements may be affected by events or circumstances occurring after the forward looking statements or other statements were made. No investor should rely on the fact that such statements are current at any time other than the time at which this press release was issued.

In addition, the current period financial results included in this press release may be affected by additional information that arises prior to the filing of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013.

Capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis.

The insurance laws of 16 jurisdictions, including Wisconsin, our domiciliary state, require a mortgage insurer to maintain a minimum amount of statutory capital relative to the risk in force (or a similar measure) in order for the mortgage insurer to continue to write new business. We refer to these requirements as the “Capital Requirements.” While they vary among jurisdictions, the most common Capital Requirements allow for a maximum risk-to-capital ratio of 25 to 1. A risk-to-capital ratio will increase if the percentage decrease in capital exceeds the percentage decrease in insured risk. Therefore, as capital decreases, the same dollar decrease in capital will cause a greater percentage decrease in capital and a greater increase in the risk-to-capital ratio. Wisconsin does not regulate capital by using a risk-to-capital measure but instead requires a minimum policyholder position (“MPP”). The “policyholder position” of a mortgage insurer is its net worth or surplus, contingency reserve and a portion of the reserves for unearned premiums.

During part of 2012 and 2013, MGIC’s risk-to-capital ratio exceeded 25 to 1. In March 2013, our holding company issued additional equity and convertible debt securities and transferred $800 million to increase MGIC’s capital. As a result, at March 31, 2013, MGIC’s preliminary risk-to-capital ratio was 20.4 to 1, below the maximum allowed by the jurisdictions with Capital Requirements, and its preliminary policyholder position was $168 million above the required MPP of $1.2 billion. At March 31, 2013, the preliminary risk-to-capital ratio of our combined insurance operations (which includes reinsurance affiliates) was 23.1 to 1. A higher risk-to-capital ratio on a combined basis may indicate that, in order for MGIC to continue to utilize reinsurance arrangements with its subsidiaries or subsidiaries of our holding company, additional capital contributions to the reinsurance affiliates could be needed. These reinsurance arrangements permit MGIC to write insurance with a higher coverage percentage than it could on its own under certain state-specific requirements.

At this time, we expect MGIC to continue to comply with the current Capital Requirements, although you should read the rest of these risk factors for information about factors that could negatively affect such compliance. The remainder of the discussion in this risk factor addresses circumstances that would be significant if we were not in such compliance.

The Office of the Commissioner of Insurance of the State of Wisconsin (“OCI”) has waived MGIC’s compliance with Wisconsin’s Capital Requirements until December 31, 2013 (the “OCI Waiver”). The OCI Waiver, including the alternative capital requirements for MGIC, is summarized more fully in, and included as an exhibit to, our Form 8-K filed with the SEC on January 24, 2012. The OCI, in its sole discretion, may modify, terminate or extend the OCI Waiver. If the OCI modifies or terminates its waiver, or if it fails to renew its waiver upon expiration, and if MGIC does not comply with the Capital Requirements at that time, MGIC could be prevented from writing new business in all jurisdictions. We cannot assure you that MGIC will comply with the Capital Requirements in the future. If MGIC were prevented from writing new business in all jurisdictions, our insurance operations in MGIC would be in run-off (meaning no new loans would be insured but loans previously insured would continue to be covered, with premiums continuing to be received and losses continuing to be paid on those loans) until MGIC either met the Capital Requirements or obtained a necessary waiver to allow it to once again write new business.

MGIC applied for waivers in the other jurisdictions with Capital Requirements and received waivers from some of them. Insurance departments, in their sole discretion, may modify, terminate or extend their waivers of Capital Requirements. If an insurance department other than the OCI modifies or terminates its waiver, or if it fails to grant a waiver or renew its waiver after expiration, and if MGIC does not comply with the Capital Requirements at that time, MGIC could be prevented from writing new business in that particular jurisdiction. New insurance written in the jurisdictions that have Capital Requirements represented approximately 50% of our new insurance written in 2012 and the first quarter of 2013. Depending on the level of losses that MGIC experiences in the future, it is possible that regulatory action by one or more jurisdictions, including those that do not have specific Capital Requirements, may prevent MGIC from continuing to write new insurance in that jurisdiction. The National Association of Insurance Commissioners (“NAIC”) is reviewing the minimum capital and surplus requirements for mortgage insurers, although it has not established a date by which it must make proposals to change such requirements. Depending on the scope of proposals made by the NAIC, MGIC may be prevented from writing new business in the jurisdictions adopting such proposals. The GSEs are also developing new capital standards for mortgage insurers. See “We may not continue to meet the GSEs’ mortgage insurer eligibility requirements.”

A possible future failure by MGIC to meet the Capital Requirements will not necessarily mean that MGIC lacks sufficient resources to pay claims on its insurance liabilities. While we believe MGIC has sufficient claims paying resources to meet its claim obligations on its insurance in force on a timely basis, we cannot assure you that events that may lead MGIC to fail to meet Capital Requirements would not also result in it not having sufficient claims paying resources. Furthermore, our estimates of MGIC’s claims paying resources and claim obligations are based on various assumptions. These assumptions include the timing of the receipt of claims on loans in our delinquency inventory and future claims that we anticipate will ultimately be received, our anticipated rescission activity, premiums, housing values and unemployment rates. These assumptions are subject to inherent uncertainty and require judgment by management. Current conditions in the domestic economy make the assumptions about when anticipated claims will be received, housing values, and unemployment rates highly volatile in the sense that there is a wide range of reasonably possible outcomes. Our anticipated rescission activity is also subject to inherent uncertainty due to the difficulty of predicting the amount of claims that will be rescinded and the outcome of any legal proceedings or settlement discussions related to rescissions. You should read the rest of these risk factors for additional information about factors that could negatively affect MGIC’s claims paying resources.

We have in place a longstanding plan to write new business in MIC, a direct subsidiary of MGIC, if MGIC is unable to do so. During 2012, MIC began writing new business on the same policy terms as MGIC in the jurisdictions where MGIC did not have active waivers of the Capital Requirements. Because MGIC again meets the Capital Requirements, MGIC will again be writing new business in all jurisdictions and MIC will suspend writing new business. As of March 31, 2013, MIC had statutory capital of $450 million and risk in force of approximately $800 million. MIC is licensed to write business in all jurisdictions and, subject to the conditions and restrictions discussed below, has received the necessary approvals from Fannie Mae and Freddie Mac (the “GSEs”) and the OCI to write business in all of the jurisdictions where MGIC may become unable to do so because those jurisdictions have not waived their Capital Requirements for MGIC.

Under an agreement in place with Fannie Mae, as amended November 30, 2012, MIC will be eligible to write mortgage insurance through December 31, 2013, in those jurisdictions (other than Wisconsin) in which MGIC cannot write new insurance due to MGIC’s failure to meet Capital Requirements and to obtain a waiver of them. MIC is also approved to write mortgage insurance for 60 days in jurisdictions that do not have Capital Requirements if a jurisdiction notifies MGIC that, due to its financial condition, it may no longer write new business. The agreement with Fannie Mae, including certain conditions and restrictions to its continued effectiveness, is summarized more fully in, and included as an exhibit to, our Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on November 30, 2012. Such conditions include the continued effectiveness of the OCI Waiver.

Under a letter from Freddie Mac that was amended and restated as of November 30, 2012, Freddie Mac approved MIC to write business only in those jurisdictions (other than Wisconsin) where either (a) MGIC is unable to write business because it does not meet the Capital Requirements and does not obtain waivers of them, or (b) MGIC receives notice that it may not write business because of that jurisdiction’s view of MGIC’s financial condition. This approval of MIC, which may be withdrawn at any time, expires December 31, 2013, or earlier if a financial examination by the OCI determines that there is a reasonable probability that MGIC will be unable to honor claim obligations at any time in the five years after the examination, or if MGIC fails to honor claim payments. The approval from Freddie Mac, including certain conditions and restrictions to its continued effectiveness, is summarized more fully in, and included as an exhibit to, our Form 8-K filed with the SEC on November 30, 2012. Such conditions include requirements that MIC not exceed a risk-to-capital ratio of 18:1 (at March 31, 2013, MIC’s preliminary risk-to-capital ratio was 1.8 to 1); MGIC and MIC comply with all terms and conditions of the OCI Waiver; the OCI Waiver remain effective; and MIC provide MGIC access to the capital of MIC in an amount necessary for MGIC to maintain sufficient liquidity to satisfy its obligations under insurance policies issued by MGIC.

On November 29, 2012, the OCI issued an order, effective until December 31, 2013, establishing a procedure for MIC to pay a dividend to MGIC if either of the following two events occurs: (1) an OCI examination determines that there is a reasonable probability that MGIC will be unable to honor its policy obligations at any time during the five years after the examination, or (2) MGIC fails to honor its policy obligations that it in good faith believes are valid. If one of these events occurs, the OCI is to conduct a review (to be completed within 60 days after the triggering event) to determine the maximum single dividend MIC could prudently pay to MGIC for the benefit of MGIC’s policyholders, taking account of the interests of MIC’s policyholders and the general public and certain standards for dividends imposed by Wisconsin law. Upon the completion of the review, the OCI will authorize, and MIC will pay, such a dividend within 30 days.

We cannot assure you that the GSEs will approve or continue to approve MIC to write new business in all jurisdictions in which MGIC may become unable to do so, or that they will extend their approvals upon expiration. If one GSE does not approve MIC in all jurisdictions in which MGIC becomes unable to write new business, MIC may be able to write insurance on loans that will be sold to the other GSE or retained by private investors. However, because lenders may not know which GSE will purchase their loans until mortgage insurance has been procured, lenders may be unwilling to procure mortgage insurance from MIC. Furthermore, if we are unable to write business in all jurisdictions utilizing a combination of MGIC and MIC, lenders may be unwilling to procure insurance from us anywhere. In addition, a lender’s assessment of the financial strength of our insurance operations may affect its willingness to procure insurance from us. In this regard, see “— Competition or changes in our relationships with our customers could reduce our revenues or increase our losses.”

The amount of insurance we write could be adversely affected if the definition of Qualified Residential Mortgage results in a reduction of the number of low down payment loans available to be insured or if lenders and investors select alternatives to private mortgage insurance.

The financial reform legislation that was passed in July 2010 (the “Dodd-Frank Act” or “Dodd-Frank”) requires a securitizer to retain at least 5% of the risk associated with mortgage loans that are securitized, and in some cases the retained risk may be allocated between the securitizer and the lender that originated the loan. This risk retention requirement does not apply to mortgage loans that are Qualified Residential Mortgages (“QRMs”) or that are insured by the Federal Housing Administration (“FHA”) or another federal agency. In March 2011, federal regulators requested public comments on a proposed risk retention rule that includes a definition of QRM. The proposed definition of QRM contains many underwriting requirements, including a maximum loan-to-value ratio (“LTV”) of 80% on a home purchase transaction, a prohibition on seller contributions toward a borrower’s down payment or closing costs, and certain limits on a borrower’s debt-to-income ratio. The LTV is to be calculated without including mortgage insurance. None of our new risk written in 2012 or the first quarter of 2013 was on loans that would qualify as QRMs under the March 2011 proposed rules.

The regulators also requested public comments regarding an alternative QRM definition, the underwriting requirements of which would allow loans with a maximum LTV of 90% and higher debt-to-income ratios than allowed under the proposed QRM definition, and that may consider mortgage insurance in determining whether the LTV requirement is met. We estimate that approximately 22% and 23% of our new risk written in 2012 and the first quarter of 2013, respectively, was on loans that would have met the alternative QRM definition. The regulators also requested that the public comments include information that may be used to assess whether mortgage insurance reduces the risk of default. We submitted a comment letter, including studies to the effect that mortgage insurance reduces the risk of default.

Under the proposed rule, because of the capital support provided by the U.S. Government, the GSEs satisfy the Dodd-Frank risk-retention requirements while they are in conservatorship. Therefore, under the proposed rule, lenders that originate loans that are sold to the GSEs while they are in conservatorship would not be required to retain risk associated with those loans. The public comment period for the proposed rule expired in August 2011. At this time we do not know when a final rule will be issued, although it was not expected that the final QRM rule would be issued until the final rule defining Qualified Mortgages (“QMs”) (discussed below) was issued. The Consumer Financial Protection Bureau (the “CFPB”) issued the final QM rule on January 10, 2013.

Depending on, among other things, (a) the final definition of QRM and its requirements for LTV, seller contributions and debt-to-income ratio, (b) to what extent, if any, the presence of mortgage insurance would allow for a higher LTV in the definition of QRM, and (c) whether lenders choose mortgage insurance for non-QRM loans, the amount of new insurance that we write may be materially adversely affected. For other factors that could decrease the demand for mortgage insurance, see “— If the volume of low down payment home mortgage originations declines, the amount of insurance that we write could decline, which would reduce our revenues” and “— The implementation of the Basel III capital accord, or other changes to our customers’ capital requirements, may discourage the use of mortgage insurance.”

As noted above, on January 10, 2013, the CFPB issued the final rule defining QM, in order to implement laws requiring lenders to consider a borrower’s ability to repay a home loan before extending credit. The QM rule prohibits loans with certain features, such as negative amortization, points and fees in excess of 3% of the loan amount, and terms exceeding 30 years, from being considered QMs. The rule also establishes general underwriting criteria for QMs including that a borrower have a total debt-to-income ratio of less than or equal to 43%. The rule provides a temporary category of QMs that have more flexible underwriting requirements so long as they satisfy the general product feature requirements of QMs and so long as they meet the underwriting requirements of the GSEs or those of the U.S. Department of Housing and Urban Development, Department of Veterans Affairs or Rural Housing Service (collectively, “Other Federal Agencies”). While the debt-to-income ratio contained in our underwriting guidelines exceeds the general requirements of the QM definition, it is within the underwriting guidelines of the GSEs. The temporary category of QMs that meet the underwriting requirements of the GSEs or the Other Federal Agencies will phase out when the GSEs or the Other Federal Agencies issue their own qualified mortgage rules, if the GSEs’ conservatorship ends, and in any case after seven years. We expect that most lenders will be reluctant to make loans that do not qualify as QMs because they will not be entitled to the presumptions about compliance with the ability-to-pay requirements. Given the credit characteristics presented to us, we estimate that 99% of our new risk written in 2012 and the first quarter of 2013 was for mortgages that would have met the QM definition and 91% and 90% of our new risk written in 2012 and the first quarter of 2013, respectively, was for mortgages that would have met the QM definition even without the temporary category allowed for mortgages that meet the GSEs’ underwriting requirements. In making these estimates, we have not considered the limitation on points and fees because the information is not available to us. We do not believe such limitation would materially affect the percentage of our new risk written meeting the QM definition. The QM rule is scheduled to become effective in January 2014.

Alternatives to private mortgage insurance include:

•	lenders using government mortgage insurance programs, including those of the Federal Housing Administration, or FHA, and the Veterans Administration,

•	lenders and other investors holding mortgages in portfolio and self-insuring,

•	investors using risk mitigation techniques other than private mortgage insurance, using other risk mitigation techniques in conjunction with reduced levels of private mortgage insurance coverage, or accepting credit risk without credit enhancement, and

•	lenders originating mortgages using piggyback structures to avoid private mortgage insurance, such as a first mortgage with an 80% loan-to-value ratio and a second mortgage with a 10%, 15% or 20% loan-to-value ratio (referred to as 80-10-10, 80-15-5 or 80-20 loans, respectively) rather than a first mortgage with a 90%, 95% or 100% loan-to-value ratio that has private mortgage insurance.

The FHA substantially increased its market share beginning in 2008, and beginning in 2011, that market share began to gradually decline. We believe that the FHA’s market share increased, in part, because private mortgage insurers tightened their underwriting guidelines (which led to increased utilization of the FHA’s programs) and because of increases in the amount of loan level delivery fees that the GSEs assess on loans (which result in higher costs to borrowers). In addition, federal legislation and programs provided the FHA with greater flexibility in establishing new products and increased the FHA’s competitive position against private mortgage insurers. We believe that the FHA’s current premium pricing, when compared to our current credit-tiered premium pricing (and considering the effects of GSE pricing changes), has allowed us to be more competitive with the FHA than in the recent past for loans with high FICO credit scores. We cannot predict, however, the FHA’s share of new insurance written in the future due to, among other factors, different loan eligibility terms between the FHA and the GSEs; future increases in guarantee fees charged by the GSEs; changes to the FHA’s annual premiums; and the total profitability that may be realized by mortgage lenders from securitizing loans through Ginnie Mae when compared to securitizing loans through Fannie Mae or Freddie Mac.

Changes in the business practices of the GSEs, federal legislation that changes their charters or a restructuring of the GSEs could reduce our revenues or increase our losses.

Substantially all of our insurance written is for loans sold to Fannie Mae and Freddie Mac. The business practices of the GSEs affect the entire relationship between them, lenders and mortgage insurers and include:

•	the level of private mortgage insurance coverage, subject to the limitations of the GSEs’ charters (which may be changed by federal legislation), when private mortgage insurance is used as the required credit enhancement on low down payment mortgages,

•	the amount of loan level delivery fees (which result in higher costs to borrowers) that the GSEs assess on loans that require mortgage insurance,

•	whether the GSEs influence the mortgage lender’s selection of the mortgage insurer providing coverage and, if so, any transactions that are related to that selection,

•	the underwriting standards that determine what loans are eligible for purchase by the GSEs, which can affect the quality of the risk insured by the mortgage insurer and the availability of mortgage loans,

•	the terms on which mortgage insurance coverage can be canceled before reaching the cancellation thresholds established by law,

•	the programs established by the GSEs intended to avoid or mitigate loss on insured mortgages and the circumstances in which mortgage servicers must implement such programs,

•	the terms that the GSEs require to be included in mortgage insurance policies for loans that they purchase, and

•	the extent to which the GSEs intervene in mortgage insurers’ rescission practices or rescission settlement practices with lenders. For additional information, see “— Our losses could increase if we do not prevail in proceedings challenging whether our rescissions were proper or we enter into material resolution arrangements.”

The Federal Housing Finance Agency (“FHFA”) is the conservator of the GSEs and has the authority to control and direct their operations. The increased role that the federal government has assumed in the residential mortgage market through the GSE conservatorship may increase the likelihood that the business practices of the GSEs change in ways that have a material adverse effect on us. In addition, these factors may increase the likelihood that the charters of the GSEs are changed by new federal legislation. The Dodd-Frank Act required the U.S. Department of the Treasury to report its recommendations regarding options for ending the conservatorship of the GSEs. This report was released in February 2011 and while it does not provide any definitive timeline for GSE reform, it does recommend using a combination of federal housing policy changes to wind down the GSEs, shrink the government’s footprint in housing finance, and help bring private capital back to the mortgage market. Since then, Members of Congress introduced several bills intended to scale back the GSEs, however, no legislation was enacted. As a result of the matters referred to above, it is uncertain what role the GSEs, FHA and private capital, including private mortgage insurance, will play in the domestic residential housing finance system in the future or the impact of any such changes on our business. In addition, the timing of the impact of any resulting changes on our business is uncertain. Most meaningful changes would require Congressional action to implement and it is difficult to estimate when Congressional action would be final and how long any associated phase-in period may last.

The GSEs have different loan purchase programs that allow different levels of mortgage insurance coverage. Under the “charter coverage” program, on certain loans lenders may choose a mortgage insurance coverage percentage that is less than the GSEs’ “standard coverage” and only the minimum required by the GSEs’ charters, with the GSEs paying a lower price for such loans. In 2012 and the first quarter of 2013, nearly all of our volume was on loans with GSE standard or higher coverage. We charge higher premium rates for higher coverage percentages. To the extent lenders selling loans to the GSEs in the future choose lower coverage for loans that we insure, our revenues would be reduced and we could experience other adverse effects.

We may not continue to meet the GSEs’ mortgage insurer eligibility requirements.

Substantially all of our insurance written is for loans sold to Fannie Mae and Freddie Mac, each of which has mortgage insurer eligibility requirements to maintain the highest level of eligibility, including a financial strength rating of Aa3/AA-. Because MGIC does not meet such financial strength rating requirements of Fannie Mae and Freddie Mac (its financial strength rating from Moody’s is B2 (on review for upgrade) and from Standard & Poor’s is B (with a stable outlook)), MGIC is currently operating with each GSE as an eligible insurer under a remediation plan. We believe that the GSEs view remediation plans as a continuing process of interaction with a mortgage insurer and MGIC will continue to operate under a remediation plan for the foreseeable future. There can be no assurance that MGIC will be able to continue to operate as an eligible mortgage insurer under a remediation plan. In particular, the GSEs are currently in discussions with mortgage insurers regarding their standard mortgage insurer eligibility requirements. The FHFA and the GSEs are separately developing mortgage insurer capital standards that would replace the use of external credit ratings. Revised capital standards are expected to be released in 2013, however the timing of their implementation is unknown. The GSEs may include any new eligibility requirements as part of our current remediation plan. MIC’s financial strength rating from Moody’s is Ba3 and from Standard & Poor’s is B (with a stable outlook). Therefore, MIC also does not meet the current financial strength rating requirements of the GSEs and has been operating with each GSE as an eligible insurer under the approvals discussed above. See “— Capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis.” If MGIC or MIC cease to be eligible to insure loans purchased by one or both of the GSEs, it would significantly reduce the volume of our new business writings.

We have reported net losses for the last six years, expect to continue to report annual net losses, and cannot assure you when we will return to profitability.

We have reported a net loss in each of the last six fiscal years, with an aggregate net loss for 2007-2012 of $5.3 billion. For the first quarter of 2013, we reported a net loss of $73 million. We currently expect to continue to report annual net losses, the size of which will depend primarily on the amount of our incurred and paid losses from our business written prior to 2009. Our incurred and paid losses are dependent on factors that make prediction of their amounts difficult and any forecasts are subject to significant volatility. Although we currently expect to return to profitability on an annual basis, we cannot assure you when, or if, this will occur. Conditions that could delay our return to profitability include high unemployment rates, low cure rates, low housing values and unfavorable resolution of legal disputes. You should read the rest of these risk factors for additional information about factors that could increase our net losses in the future. The net losses we have experienced have eroded, and any future net losses will erode, our shareholders’ equity and could result in equity being negative.

Our losses could increase if we do not prevail in proceedings challenging whether our rescissions were proper or we enter into material resolution arrangements.

Prior to 2008, rescissions of coverage on loans were not a material portion of our claims resolved during a year. However, beginning in 2008, our rescissions of coverage on loans have materially mitigated our paid losses. In 2009 through 2011, rescissions mitigated our paid losses in the aggregate by approximately $3.0 billion; and in 2012 and the first quarter of 2013, rescissions mitigated our paid losses by approximately $0.3 billion and $35 million, respectively (in each case, the figure includes amounts that would have either resulted in a claim payment or been charged to a deductible under a bulk or pool policy, and may have been charged to a captive reinsurer). In recent quarters, less than 8% of claims received in a quarter have been resolved by rescissions, down from the peak of approximately 28% in the first half of 2009.

Our loss reserving methodology incorporates our estimates of future rescissions and reversals of rescissions. Historically, the number of rescissions that we have reversed has been immaterial. A variance between ultimate actual rescission and reversal rates and our estimates, as a result of the outcome of claims investigations, litigation, settlements or other factors, could materially affect our losses. See “— Because loss reserve estimates are subject to uncertainties and are based on assumptions that are currently very volatile, paid claims may be substantially different than our loss reserves.” We estimate rescissions mitigated our incurred losses by approximately $2.5 billion in 2009 and $0.2 billion in 2010. In 2011, we estimate that rescissions had no significant impact on our losses incurred. All of these figures include the benefit of claims not paid in the period as well as the impact of changes in our estimated expected rescission activity on our loss reserves in the period. In 2012, we estimate that our rescission benefit in loss reserves was reduced by $0.2 billion due to probable rescission settlement agreements. We estimate that other rescissions had no significant impact on our losses incurred in 2012 or in the first quarter of 2013.

If the insured disputes our right to rescind coverage, the outcome of the dispute ultimately would be determined by legal proceedings. Under our policies, legal proceedings disputing our right to rescind coverage may be brought up to three years after the lender has obtained title to the property (typically through a foreclosure) or the property was sold in a sale that we approved, whichever is applicable, although in a few jurisdictions there is a longer time to bring such an action. For approximately 40% of our rescissions since the beginning of 2009 that are not subject to a settlement agreement, this period in which a dispute may be brought has not ended. Until a liability associated with a settlement agreement or litigation becomes probable and can be reasonably estimated, we consider a rescission resolved for financial reporting purposes even though legal proceedings have been initiated and are ongoing. Although it is reasonably possible that, when the proceedings are completed, there will be a determination that we were not entitled to rescind in all cases, we are sometimes unable to make a reasonable estimate or range of estimates of the potential liability. Under ASC 450-20, an estimated loss from such proceedings is accrued for only if we determine that the loss is probable and can be reasonably estimated. Therefore, when establishing our loss reserves, we do not generally include additional loss reserves that would reflect an adverse outcome from ongoing legal proceedings.

In April 2011, Freddie Mac advised its servicers that they must obtain its prior approval for rescission settlements and Fannie Mae advised its servicers that they are prohibited from entering into such settlements. In addition, in April 2011, Fannie Mae notified us that we must obtain its prior approval to enter into certain settlements. Since those announcements, the GSEs have approved our settlement agreement with one customer and have rejected settlement agreements that were structured differently. We have reached and implemented settlement agreements that do not require GSE approval, but they have not been material in the aggregate.

As noted in “— We are involved in legal proceedings and are subject to the risk of additional legal proceedings in the future,” in April 2013, we entered into two agreements to resolve our dispute with Countrywide Home Loans (“CHL”) and its affiliate, Bank of America, N.A., as successor to Countrywide Home Loans Servicing LP (“BANA” and collectively with CHL, “Countrywide”) regarding rescissions. Implementation of the agreements is subject to various conditions. The resolutions of that and other disputes, assuming they occur, may encourage other customers to seek remedies against us. We continue to be involved in legal proceedings with other customers with respect to rescissions that we do not consider to be collectively material in amount. We also continue to discuss with customers their objections to rescissions and have reached settlement terms with several of our significant customers. In connection with some of these settlement discussions, we have suspended rescissions related to loans that we believe could be included in potential settlements. As of March 31, 2013, approximately 265 rescissions, representing total potential claim payments of approximately $19 million, were affected by our decision to suspend such rescissions. These amounts do not include loans covered by the two Countrywide agreements referred to above nor do they include loans of a customer for which we consider a settlement agreement probable, as defined in ASC 450-20. Although it is reasonably possible that, when the discussions or legal proceedings with customers regarding rescissions are completed, there will be a conclusion or determination that we were not entitled to rescind in all cases, we are unable to make a reasonable estimate or range of estimates of the potential liability.

The benefit of our net operating loss carryforwards may become substantially limited.

As of March 31, 2013, we had approximately $2.6 billion of net operating losses for tax purposes that we can use in certain circumstances to offset future taxable income and thus reduce our federal income tax liability. Our ability to utilize these net operating losses to offset future taxable income may be significantly limited if we experience an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). In general, an ownership change will occur if there is a cumulative change in our ownership by “5-percent shareholders” (as defined in the Code) that exceeds 50 percentage points over a rolling three-year period. A corporation that experiences an ownership change will generally be subject to an annual limitation on the corporation’s subsequent use of net operating loss carryovers that arose from pre-ownership change periods and use of losses that are subsequently recognized with respect to assets that had a built-in-loss on the date of the ownership change. The amount of the annual limitation generally equals the value of the corporation immediately before the ownership change multiplied by the long-term tax-exempt interest rate (subject to certain adjustments). To the extent that the limitation in a post-ownership-change year is not fully utilized, the amount of the limitation for the succeeding year will be increased.

While we have adopted a shareholder rights agreement to minimize the likelihood of transactions in our stock resulting in an ownership change, future issuances of equity-linked securities or transactions in our stock and equity-linked securities that may not be within our control may cause us to experience an ownership change. If we experience an ownership change, we may not be able to fully utilize our net operating losses, resulting in additional income taxes and a reduction in our shareholders’ equity.

We are involved in legal proceedings and are subject to the risk of additional legal proceedings in the future.

Consumers continue to bring lawsuits against home mortgage lenders and settlement service providers. Mortgage insurers, including MGIC, have been involved in litigation alleging violations of the anti-referral fee provisions of the Real Estate Settlement Procedures Act, which is commonly known as RESPA, and the notice provisions of the Fair Credit Reporting Act, which is commonly known as FCRA. MGIC’s settlement of class action litigation against it under RESPA became final in October 2003. MGIC settled the named plaintiffs’ claims in litigation against it under FCRA in December 2004, following denial of class certification in June 2004. Since December 2006, class action litigation has been brought against a number of large lenders alleging that their captive mortgage reinsurance arrangements violated RESPA. Beginning in December 2011, MGIC, together with various mortgage lenders and other mortgage insurers, have been named as defendants in twelve lawsuits, alleged to be class actions, filed in various U.S. District Courts. Four of those cases have previously been dismissed. The complaints in all eight of the remaining cases allege various causes of action related to the captive mortgage reinsurance arrangements of the mortgage lenders, including that the defendants violated RESPA by paying excessive premiums to the lenders’ captive reinsurer in relation to the risk assumed by that captive. MGIC denies any wrongdoing and intends to vigorously defend itself against the allegations in the lawsuits. There can be no assurance that we will not be subject to further litigation under RESPA (or FCRA) or that the outcome of any such litigation, including the lawsuits mentioned above, would not have a material adverse effect on us.

On April 5, 2013, the U.S. District Court approved a settlement with the CFPB that resolves a previously-disclosed, nearly five-year-old federal investigation of MGIC’s participation in captive reinsurance arrangements in the mortgage insurance industry. The settlement concludes the investigation with respect to MGIC without the CFPB making any findings of wrongdoing. As part of the settlement, MGIC agreed that it would not enter into any new captive reinsurance agreement or reinsure any new loans under any existing captive reinsurance agreement for a period of ten years. MGIC had voluntarily suspended most of its captive arrangements in 2008 in response to market conditions and GSE requests. In connection with the settlement, MGIC paid a civil penalty of $2.65 million.

We remain subject to various state investigations or information requests regarding captive mortgage reinsurance arrangements, including (1) a request received by MGIC in June 2005 from the New York Department of Financial Services for information regarding captive mortgage reinsurance arrangements and other types of arrangements in which lenders receive compensation; and (2) requests received from the Minnesota Department of Commerce beginning in February 2006 regarding captive mortgage reinsurance and certain other matters in response to which MGIC has provided information on several occasions, including as recently as May 2011. Other insurance departments or other officials, including attorneys general, may also seek information about or investigate captive mortgage reinsurance.

Various regulators, including the CFPB, state insurance commissioners and state attorneys general may bring actions seeking various forms of relief, including civil penalties and injunctions against violations of RESPA. The insurance law provisions of many states prohibit paying for the referral of insurance business and provide various mechanisms to enforce this prohibition. While we believe our practices are in conformity with applicable laws and regulations, it is not possible to predict the eventual scope, duration or outcome of any such reviews or investigations nor is it possible to predict their effect on us or the mortgage insurance industry.

We are subject to comprehensive, detailed regulation by state insurance departments. These regulations are principally designed for the protection of our insured policyholders, rather than for the benefit of investors. Although their scope varies, state insurance laws generally grant broad supervisory powers to agencies or officials to examine insurance companies and enforce rules or exercise discretion affecting almost every significant aspect of the insurance business. Given the recent significant losses incurred by many insurers in the mortgage and financial guaranty industries, our insurance subsidiaries have been subject to heightened scrutiny by insurance regulators. State insurance regulatory authorities could take actions, including changes in capital requirements or termination of waivers of capital requirements, that could have a material adverse effect on us. As noted above, in January 2013, the CFPB issued rules to implement laws requiring mortgage lenders to make ability-to-pay determinations prior to extending credit. We are uncertain whether the CFPB will issue any other rules or regulations that affect our business apart from any action it may take as a result of its investigation of captive mortgage reinsurance. Such rules and regulations could have a material adverse effect on us.

We understand several law firms have, among other things, issued press releases to the effect that they are investigating us, including whether the fiduciaries of our 401(k) plan breached their fiduciary duties regarding the plan’s investment in or holding of our common stock or whether we breached other legal or fiduciary obligations to our shareholders. We intend to defend vigorously any proceedings that may result from these investigations. With limited exceptions, our bylaws provide that our officers and 401(k) plan fiduciaries are entitled to indemnification from us for claims against them.

Since December 2009, we have been involved in legal proceedings with Countrywide in which Countrywide alleged that MGIC denied valid mortgage insurance claims. (In our SEC reports, we refer to rescissions of insurance and denials of claims collectively as “rescissions” and variations of that term.) In addition to the claim amounts it alleged MGIC had improperly denied, Countrywide contended it was entitled to other damages of almost $700 million as well as exemplary damages. We sought a determination in those proceedings that we were entitled to rescind coverage on the applicable loans. From January 1, 2008 through March 31, 2013, rescissions of coverage on Countrywide-related loans mitigated our paid losses on the order of $445 million. This amount is the amount we estimate we would have paid had the coverage not been rescinded. In addition, in connection with mediation we were holding with Countrywide, we voluntarily suspended rescissions related to loans that we believed could be covered by a settlement. As of March 31, 2013, coverage on approximately 2,300 loans, representing total potential claim payments of approximately $170 million, that we had determined was rescindable, was affected by our decision to suspend such rescissions.

On April 19, 2013, MGIC entered into separate settlement agreements with CHL and BANA, pursuant to which the parties will settle the Countrywide litigation as it relates to MGIC’s rescission practices. These settlement agreements (the “Agreements”), including consents and approvals that must be obtained before they are implemented, are described in our Form 8-K filed with the SEC on April 25, 2013. The Agreements are also filed as exhibits to that Form 8-K, although certain portions of the Agreements are redacted and covered by a confidential treatment request. While there can be no assurance that the Agreements will be implemented, we have determined that their implementation is probable.

We are also discussing a settlement of a dispute with another customer and have also determined that it is probable we will reach a settlement with this customer. As of March 31, 2013, coverage on approximately 300 loans, representing total potential claim payments of approximately $20 million, was affected by our decision to suspend rescissions for that customer.

We recorded the estimated impact of the two probable settlements referred to above in our financial statements for the quarter ending December 31, 2012. The aggregate impact to loss reserves for the probable settlement agreements was an increase of approximately $100 million. This impact was somewhat offset by impacts to our return premium accrual and premium deficiency reserve. If we are not able to implement the Agreements, we intend to defend MGIC against any related legal proceedings, vigorously.

The flow policies at issue with Countrywide are in the same form as the flow policies that we use with all of our customers, and the bulk policies at issue vary from one another, but are generally similar to those used in the majority of our Wall Street bulk transactions. The settlement with Countrywide may encourage other customers to pursue remedies against us. From January 1, 2008 through March 31, 2013, we estimate that total rescissions mitigated our incurred losses by approximately $2.9 billion, which included approximately $2.9 billion of mitigation on paid losses, excluding $0.6 billion that would have been applied to a deductible. At March 31, 2013, we estimate that our total loss reserves were benefited from anticipated rescissions by approximately $0.2 billion.

Before paying a claim, we review the loan and servicing files to determine the appropriateness of the claim amount. All of our insurance policies provide that we can reduce or deny a claim if the servicer did not comply with its obligations under our insurance policy, including the requirement to mitigate our loss by performing reasonable loss mitigation efforts or, for example, diligently pursuing a foreclosure or bankruptcy relief in a timely manner. We call such reduction of claims submitted to us “curtailments.” In 2012 and the first quarter of 2013, curtailments reduced our average claim paid by approximately 4.1% and 4.7%, respectively. In addition, the claims submitted to us sometimes include costs and expenses not covered by our insurance policies, such as mortgage insurance premiums, hazard insurance premiums for periods after the claim date and losses resulting from property damage that has not been repaired. These other adjustments reduced claim amounts by less than the amount of curtailments.

After we pay a claim, servicers and insureds sometimes object to our curtailments and other adjustments. We review these objections if they are sent to us within 90 days after the claim was paid. Historically, we have not had material disputes regarding our curtailments or other adjustments.

The Agreements referred to above do not resolve assertions by Countrywide that MGIC has improperly curtailed numerous insurance coverage claims. Countrywide has asserted that the amount of disputed curtailments approximates $40 million. MGIC and Countrywide have agreed to mediate this matter and to enter into arbitration if the mediation does not resolve the matter. We do not believe a loss is probable regarding this curtailment dispute and have not accrued any reserves that would reflect an adverse outcome to this dispute. We intend to defend vigorously our position regarding the correctness of these curtailments under our insurance policy. Although we have not had other material objections to our curtailment and adjustment practices, there can be no assurances that we will not face additional challenges to such practices.

A non-insurance subsidiary of our holding company is a shareholder of the corporation that operates the Mortgage Electronic Registration System (“MERS”).  Our subsidiary, as a shareholder of MERS, has been named as a defendant (along with MERS and its other shareholders) in eight lawsuits asserting various causes of action arising from allegedly improper recording and foreclosure activities by MERS. Two of those lawsuits remain pending and the other six lawsuits have been dismissed without any further opportunity to appeal.  The damages sought in the remaining cases are substantial. We deny any wrongdoing and intend to defend ourselves against the allegations in the lawsuits, vigorously.

In addition to the matters described above, we are involved in other legal proceedings in the ordinary course of business. In our opinion, based on the facts known at this time, the ultimate resolution of these ordinary course legal proceedings will not have a material adverse effect on our financial position or results of operations.

Resolution of our dispute with the Internal Revenue Service could adversely affect us.

The Internal Revenue Service (“IRS”) completed examinations of our federal income tax returns for the years 2000 through 2007 and issued assessments for unpaid taxes, interest and penalties related to our treatment of the flow-through income and loss from an investment in a portfolio of residual interests of Real Estate Mortgage Investment Conduits (“REMICs”). This portfolio has been managed and maintained during years prior to, during and subsequent to the examination period. The IRS indicated that it did not believe that, for various reasons, we had established sufficient tax basis in the REMIC residual interests to deduct the losses from taxable income. The IRS assessment related to the REMIC issue is $190.7 million in taxes and penalties. There would also be applicable interest which, when computed on the amount of the assessment, is substantial. Depending on the outcome of this matter, additional state income taxes along with any applicable interest may become due when a final resolution is reached and could also be substantial.

We appealed these assessments within the IRS and, in 2007, we made a payment of $65.2 million to the United States Department of the Treasury related to this assessment. In August 2010, we reached a tentative settlement agreement with the IRS which was not finalized. We currently expect to receive a statutory notice of deficiency (commonly referred to as a “90-day letter”) for the disputed amounts in the second quarter of 2013. We would then be required to litigate the validity of the assessments in order to avoid payment to the IRS of the entire amount assessed. Any such litigation could be lengthy and costly in terms of legal fees and related expenses. We continue to believe that our previously recorded tax provisions and liabilities are appropriate. However, we would need to make appropriate adjustments, which could be material, to our tax provision and liabilities if our view of the probability of success in this matter changes, and the ultimate resolution of this matter could have a material negative impact on our effective tax rate, results of operations, cash flows and statutory capital. In this regard, see “— Capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis.”

Because we establish loss reserves only upon a loan default rather than based on estimates of our ultimate losses on risk in force, losses may have a disproportionate adverse effect on our earnings in certain periods.

In accordance with accounting principles generally accepted in the United States, commonly referred to as GAAP, we establish loss reserves only for loans in default. Reserves are established for reported insurance losses and loss adjustment expenses based on when notices of default on insured mortgage loans are received. Reserves are also established for estimated losses incurred on notices of default that have not yet been reported to us by the servicers (this is often referred to as “IBNR”). We establish reserves using estimated claim rates and claim amounts in estimating the ultimate loss. Because our reserving method does not take account of the impact of future losses that could occur from loans that are not delinquent, our obligation for ultimate losses that we expect to occur under our policies in force at any period end is not reflected in our financial statements, except in the case where a premium deficiency exists. As a result, future losses may have a material impact on future results as such losses emerge.

Because loss reserve estimates are subject to uncertainties and are based on assumptions that are currently very volatile, paid claims may be substantially different than our loss reserves.

We establish reserves using estimated claim rates and claim amounts in estimating the ultimate loss on delinquent loans. The estimated claim rates and claim amounts represent our best estimates of what we will actually pay on the loans in default as of the reserve date and incorporate anticipated mitigation from rescissions. We rescind coverage on loans and deny claims in cases where we believe our policy allows us to do so. Therefore, when establishing our loss reserves, unless we have determined that a loss is probable and can be reasonably estimated, we do not include additional loss reserves that would reflect an adverse development from ongoing dispute resolution proceedings. For more information regarding our legal proceedings, see “— We are involved in legal proceedings and are subject to the risk of additional legal proceedings in the future.”

The establishment of loss reserves is subject to inherent uncertainty and requires judgment by management. Current conditions in the housing and mortgage industries make the assumptions that we use to establish loss reserves more volatile than they would otherwise be. The actual amount of the claim payments may be substantially different than our loss reserve estimates. Our estimates could be adversely affected by several factors, including a deterioration of regional or national economic conditions, including unemployment, leading to a reduction in borrowers’ income and thus their ability to make mortgage payments, a drop in housing values that could result in, among other things, greater losses on loans that have pool insurance, and may affect borrower willingness to continue to make mortgage payments when the value of the home is below the mortgage balance, and mitigation from rescissions being materially less than assumed. Changes to our estimates could result in material impact to our results of operations, even in a stable economic environment, and there can be no assurance that actual claims paid by us will not be substantially different than our loss reserves.

We rely on our management team and our business could be harmed if we are unable to retain qualified personnel.

Our industry is undergoing a fundamental shift following the mortgage crisis: long-standing competitors have gone out of business and two newly capitalized, privately-held start-ups that are not encumbered with a portfolio of pre-crisis mortgages, have been formed. Former executives from other mortgage insurers have joined these two new competitors. In addition, in February 2013, a worldwide insurer and reinsurer with mortgage insurance operations in Europe announced that it was purchasing CMG Mortgage Insurance Company. Our success depends, in part, on the skills, working relationships and continued services of our management team and other key personnel. The departure of key personnel could adversely affect the conduct of our business. In such event, we would be required to obtain other personnel to manage and operate our business, and there can be no assurance that we would be able to employ a suitable replacement for the departing individuals, or that a replacement could be hired on terms that are favorable to us. We currently have not entered into any employment agreements with our officers or key personnel. Volatility or lack of performance in our stock price may affect our ability to retain our key personnel or attract replacements should key personnel depart.

Loan modification and other similar programs may not continue to provide material benefits to us and our losses on loans that re-default can be higher than what we would have paid had the loan not been modified.

Beginning in the fourth quarter of 2008, the federal government, including through the Federal Deposit Insurance Corporation and the GSEs, and several lenders have adopted programs to modify loans to make them more affordable to borrowers with the goal of reducing the number of foreclosures. During 2010, 2011, 2012, and the first quarter of 2013, we were notified of modifications that cured delinquencies that had they become paid claims would have resulted in approximately $3.2 billion, $1.8 billion, $1.2 billion and $247 million, respectively, of estimated claim payments. As noted below, we cannot predict with a high degree of confidence what the ultimate re-default rate on these modifications will be. Although the recent re-default rate has been lower, for internal reporting and planning purposes, we assume approximately 50% of these modifications will ultimately re-default, and those re-defaults may result in future claim payments. Because modifications cure the defaults with respect to the previously defaulted loans, our loss reserves do not account for potential re-defaults unless at the time the reserve is established, the re-default has already occurred. Based on information that is provided to us, most of the modifications resulted in reduced payments from interest rate and/or amortization period adjustments; less than 5% resulted in principal forgiveness.

One loan modification program is the Home Affordable Modification Program (“HAMP”). Some of HAMP’s eligibility criteria relate to the borrower’s current income and non-mortgage debt payments. Because the GSEs and servicers do not share such information with us, we cannot determine with certainty the number of loans in our delinquent inventory that are eligible to participate in HAMP. We believe that it could take several months from the time a borrower has made all of the payments during HAMP’s three month “trial modification” period for the loan to be reported to us as a cured delinquency.

We rely on information provided to us by the GSEs and servicers. We do not receive all of the information from such sources that is required to determine with certainty the number of loans that are participating in, or have successfully completed, HAMP. We are aware of approximately 8,650 loans in our primary delinquent inventory at March 31, 2013 for which the HAMP trial period has begun and which trial periods have not been reported to us as completed or cancelled. Through March 31, 2013 approximately 47,200 delinquent primary loans have cured their delinquency after entering HAMP and are not in default. In 2012 and the first quarter of 2013, approximately 17% and 14%, respectively, of our primary cures were the result of a modification, with HAMP accounting for approximately70% and 75%, respectively, of those modifications in each of those periods. By comparison, in 2010, approximately 27% of our primary cures were the result of a modification, with HAMP accounting for approximately 60% of those modifications. We believe that we have realized the majority of the benefits from HAMP because the number of loans insured by us that we are aware are entering HAMP trial modification periods has decreased significantly since 2010. Announcements made by the U.S. Treasury in 2012 extended the end date of the HAMP program through 2013, expanded the eligibility criteria of HAMP and increased lenders’ incentives to modify loans through principal forgiveness. Approximately 65% of the loans in our primary delinquent inventory are guaranteed by the GSEs. The GSEs have informed us that they already use expanded criteria (beyond the HAMP guidelines) for determining eligibility for loan modification and currently do not offer principal forgiveness. Therefore, we currently expect new loan modifications will continue to only modestly mitigate our losses in 2013.

In 2009, the GSEs began offering the Home Affordable Refinance Program (“HARP”). HARP allows borrowers who are not delinquent but who may not otherwise be able to refinance their loans under the current GSE underwriting standards, to refinance their loans. We allow the HARP refinances on loans that we insure, regardless of whether the loan meets our current underwriting standards, and we account for the refinance as a loan modification (even where there is a new lender) rather than new insurance written. To incent lenders to allow more current borrowers to refinance their loans, in October 2011, the GSEs and their regulator, FHFA, announced an expansion of HARP. The expansion includes, among other changes, releasing certain representations in certain circumstances benefitting the GSEs. We have agreed to allow these additional HARP refinances, including releasing the insured in certain circumstances from certain rescission rights we would have under our policy. While an expansion of HARP may result in fewer delinquent loans and claims in the future, our ability to rescind coverage will be limited in certain circumstances. We are unable to predict what net impact these changes may have on our incurred or paid losses. In April 2013, the FHFA announced that HARP had been extended through 2015. Approximately 12% of our primary insurance in force has benefitted from HARP and is still in force.

The effect on us of loan modifications depends on how many modified loans subsequently re-default, which in turn can be affected by changes in housing values. Re-defaults can result in losses for us that could be greater than we would have paid had the loan not been modified. At this point, we cannot predict with a high degree of confidence what the ultimate re-default rate will be. In addition, because we do not have information in our database for all of the parameters used to determine which loans are eligible for modification programs, our estimates of the number of loans qualifying for modification programs are inherently uncertain. If legislation is enacted to permit a portion of a borrower’s mortgage loan balance to be reduced in bankruptcy and if the borrower re-defaults after such reduction, then the amount we would be responsible to cover would be calculated after adding back the reduction. Unless a lender has obtained our prior approval, if a borrower’s mortgage loan balance is reduced outside the bankruptcy context, including in association with a loan modification, and if the borrower re-defaults after such reduction, then under the terms of our policy the amount we would be responsible to cover would be calculated net of the reduction.

Eligibility under certain loan modification programs can also adversely affect us by creating an incentive for borrowers who are able to make their mortgage payments to become delinquent in an attempt to obtain the benefits of a modification. New notices of delinquency increase our incurred losses.

If the volume of low down payment home mortgage originations declines, the amount of insurance that we write could decline, which would reduce our revenues.

The factors that affect the volume of low down payment mortgage originations include:

•	restrictions on mortgage credit due to more stringent underwriting standards, liquidity issues and risk-retention requirements associated with non-QRM loans affecting lenders,

•	the level of home mortgage interest rates and the deductibility of mortgage interest for income tax purposes,

•	the health of the domestic economy as well as conditions in regional and local economies,

•	housing affordability,

•	population trends, including the rate of household formation,

•	the rate of home price appreciation, which in times of heavy refinancing can affect whether refinance loans have loan-to-value ratios that require private mortgage insurance, and

•	government housing policy encouraging loans to first-time homebuyers.

As noted above, in January 2013, the CFPB issued rules to implement laws requiring mortgage lenders to make ability-to-pay determinations prior to extending credit. We are uncertain whether this Bureau will issue any other rules or regulations that affect our business or the volume of low down payment home mortgage originations. Such rules and regulations could have a material adverse effect on our financial position or results of operations.

A decline in the volume of low down payment home mortgage originations could decrease demand for mortgage insurance, decrease our new insurance written and reduce our revenues. For other factors that could decrease the demand for mortgage insurance, see “— The amount of insurance we write could be adversely affected if the definition of Qualified Residential Mortgage results in a reduction of the number of low down payment loans available to be insured or if lenders and investors select alternatives to private mortgage insurance” and “— The implementation of the Basel III capital accord, or other changes to our customers’ capital requirements, may discourage the use of mortgage insurance.”

Competition or changes in our relationships with our customers could reduce our revenues or increase our losses.

As noted above, the FHA substantially increased its market share beginning in 2008 and beginning in 2011, that market share began to gradually decline. It is difficult to predict the FHA’s future market share due to, among other factors, different loan eligibility terms between the FHA and the GSEs, future increases in guarantee fees charged by the GSEs, changes to the FHA’s annual premiums, and the total profitability that may be realized by mortgage lenders from securitizing loans through Ginnie Mae when compared to securitizing loans through Fannie Mae or Freddie Mac.

In recent years, the level of competition within the private mortgage insurance industry has been intense as many large mortgage lenders reduced the number of private mortgage insurers with whom they do business. At the same time, consolidation among mortgage lenders has increased the share of the mortgage lending market held by large lenders. During 2012 and the first quarter of 2013, approximately 10% and 8%, respectively, of our new insurance written was for loans for which one lender was the original insured, although revenue from such loans was significantly less than 10% of our revenues during each of those periods. Our private mortgage insurance competitors include:

•	Genworth Mortgage Insurance Corporation,

•	United Guaranty Residential Insurance Company,

•	Radian Guaranty Inc.,

•	CMG Mortgage Insurance Company (whose owners have agreed to sell it to a worldwide insurer and reinsurer),

•	Essent Guaranty, Inc., and

•	NMI Holdings, Inc.

Until 2010 the mortgage insurance industry had not had new entrants in many years. In 2010, Essent Guaranty, Inc. began writing new mortgage insurance. Essent has publicly reported that one of our customers, JPMorgan Chase, is one of its investors. During 2012, another new company, NMI Holdings Inc., raised $550 million in order to enter the mortgage insurance business. NMI Holdings has been approved as an eligible mortgage insurer by the GSEs and it announced in April 2013 that it began writing new business. In addition, in February 2013, a worldwide insurer and reinsurer with mortgage insurance operations in Europe announced that it was purchasing CMG Mortgage Insurance Company. The perceived increase in credit quality of loans that are being insured today, the deterioration of the financial strength ratings of the existing mortgage insurance companies and the possibility of a decrease in the FHA’s share of the mortgage insurance market may encourage additional new entrants.

Our relationships with our customers could be adversely affected by a variety of factors, including tightening of and adherence to our underwriting guidelines, which have resulted in our declining to insure some of the loans originated by our customers and rescission of coverage on loans that affect the customer. We have ongoing discussions with lenders who are significant customers regarding their objections to our rescissions.

We believe many lenders assess a mortgage insurer’s financial strength rating and risk-to-capital ratio as important elements of the process through which they select mortgage insurers. As a result of MGIC’s less than investment grade financial strength ratings and its risk-to-capital ratio level being higher than that of other mortgage insurers, MGIC may be competitively disadvantaged with these lenders. MGIC’s financial strength rating from Moody’s is B2 (on review for upgrade) and from Standard & Poor’s is B (with a stable outlook). It is possible that MGIC’s financial strength ratings could decline from these levels. While we expect MGIC’s risk-to-capital ratio to continue to comply with the current Capital Requirements, its level will depend primarily on the level of incurred losses, any settlement with the IRS, and the volume of new risk written. Our incurred losses are dependent upon factors that make prediction of their amounts difficult and any forecasts are subject to significant volatility. Conditions that could negatively affect the risk-to-capital ratio include high unemployment rates, low cure rates, low housing values, changes to our current rescission practices and unfavorable resolution of ongoing legal proceedings.

Downturns in the domestic economy or declines in the value of borrowers’ homes from their value at the time their loans closed may result in more homeowners defaulting and our losses increasing.

Losses result from events that reduce a borrower’s ability to continue to make mortgage payments, such as unemployment, and whether the home of a borrower who defaults on his mortgage can be sold for an amount that will cover unpaid principal and interest and the expenses of the sale. In general, favorable economic conditions reduce the likelihood that borrowers will lack sufficient income to pay their mortgages and also favorably affect the value of homes, thereby reducing and in some cases even eliminating a loss from a mortgage default. A deterioration in economic conditions, including an increase in unemployment, generally increases the likelihood that borrowers will not have sufficient income to pay their mortgages and can also adversely affect housing values, which in turn can influence the willingness of borrowers with sufficient resources to make mortgage payments to do so when the mortgage balance exceeds the value of the home. Housing values may decline even absent a deterioration in economic conditions due to declines in demand for homes, which in turn may result from changes in buyers’ perceptions of the potential for future appreciation, restrictions on and the cost of mortgage credit due to more stringent underwriting standards, liquidity issues and risk-retention requirements associated with non-QRM loans affecting lenders, higher interest rates generally or changes to the deductibility of mortgage interest for income tax purposes, or other factors. The residential mortgage market in the United States has for some time experienced a variety of poor or worsening economic conditions, including a material nationwide decline in housing values, with declines continuing into early 2012 in a number of geographic areas. Although housing values have recently been increasing in certain markets, they generally remain significantly below their early 2007 levels. Changes in housing values and unemployment levels are inherently difficult to forecast given the uncertainty in the current market environment, including uncertainty about the effect of actions the federal government has taken and may take with respect to tax policies, mortgage finance programs and policies, and housing finance reform.

The mix of business we write also affects the likelihood of losses occurring.

Even when housing values are stable or rising, mortgages with certain characteristics have higher probabilities of claims. These characteristics include loans with loan-to-value ratios over 95% (or in certain markets that have experienced declining housing values, over 90%), FICO credit scores below 620, limited underwriting, including limited borrower documentation, or higher total debt-to-income ratios, as well as loans having combinations of higher risk factors. As of March 31, 2013, approximately 23.9% of our primary risk in force consisted of loans with loan-to-value ratios greater than 95%, 7.6% had FICO credit scores below 620, and 7.9% had limited underwriting, including limited borrower documentation, each attribute as determined at the time of loan origination. A material portion of these loans were written in 2005 — 2007 or the first quarter of 2008. In accordance with industry practice, loans approved by GSEs and other automated underwriting systems under “doc waiver” programs that do not require verification of borrower income are classified by us as “full documentation.” For additional information about such loans, see footnote (1) to the Additional Information at the end of this press release.

From time to time, in response to market conditions, we change the types of loans that we insure and the guidelines under which we insure them. Our underwriting guidelines are available on our website at http://www.mgic.com/underwriting/index.html. In addition, we make exceptions to our underwriting guidelines on a loan-by-loan basis and for certain customer programs. Together, the number of loans for which exceptions were made accounted for fewer than 2% of the loans we insured in 2012 and the first quarter of 2013.

During the second quarter of 2012, we began writing a portion of our new insurance under an endorsement to our master policy that limits our ability to rescind coverage on loans that meet the conditions in that endorsement, which is filed as Exhibit 99.7 to our quarterly report on Form 10-Q for the quarter ended March 31, 2012 (filed with the SEC on May 10, 2012). We estimate that approximately 52% of our new insurance written in the first quarter of 2013, was written under this endorsement. We expect that eventually a significant portion of our new insurance written will have rescission terms equivalent to those in this endorsement.

As of March 31, 2013, approximately 23.4% of our primary risk in force written through the flow channel, and 2.1% of our primary risk in force written through the bulk channel, consisted of adjustable rate mortgages in which the initial interest rate may be adjusted during the five years after the mortgage closing (“ARMs”). In the current interest rate environment, interest rates resetting in the near future are unlikely to exceed the interest rates at origination. We classify as fixed rate loans adjustable rate mortgages in which the initial interest rate is fixed during the five years after the mortgage closing. If interest rates should rise between the time of origination of such loans and when their interest rates may be reset, claims on ARMs and adjustable rate mortgages whose interest rates may only be adjusted after five years would be substantially higher than for fixed rate loans. In addition, we have insured “interest-only” loans, which may also be ARMs, and loans with negative amortization features, such as pay option ARMs. We believe claim rates on these loans will be substantially higher than on loans without scheduled payment increases that are made to borrowers of comparable credit quality.

Although we attempt to incorporate these higher expected claim rates into our underwriting and pricing models, there can be no assurance that the premiums earned and the associated investment income will be adequate to compensate for actual losses even under our current underwriting guidelines. We do, however, believe that given the various changes in our underwriting guidelines that were effective beginning in the first quarter of 2008, our insurance written beginning in the second quarter of 2008 will generate underwriting profits.

The premiums we charge may not be adequate to compensate us for our liabilities for losses and as a result any inadequacy could materially affect our financial condition and results of operations.

We set premiums at the time a policy is issued based on our expectations regarding likely performance over the long-term. Our premiums are subject to approval by state regulatory agencies, which can delay or limit our ability to increase our premiums. Generally, we cannot cancel the mortgage insurance coverage or adjust renewal premiums during the life of a mortgage insurance policy. As a result, higher than anticipated claims generally cannot be offset by premium increases on policies in force or mitigated by our non-renewal or cancellation of insurance coverage. The premiums we charge, and the associated investment income, may not be adequate to compensate us for the risks and costs associated with the insurance coverage provided to customers. An increase in the number or size of claims, compared to what we anticipate, could adversely affect our results of operations or financial condition.

In January 2008, we announced that we had decided to stop writing the portion of our bulk business that insures loans included in Wall Street securitizations because the performance of such loans deteriorated materially in the fourth quarter of 2007 and this deterioration was materially worse than we experienced for loans insured through the flow channel or loans insured through the remainder of our bulk channel. As of December 31, 2007 we established a premium deficiency reserve of approximately $1.2 billion. As of March 31, 2013, the premium deficiency reserve was $72 million, which reflects the present value of expected future losses and expenses that exceeds the present value of expected future premium and already established loss reserves on these bulk transactions.

We continue to experience material losses, especially on the 2006 and 2007 books. The ultimate amount of these losses will depend in part on general economic conditions, including unemployment, and the direction of home prices, which in turn will be influenced by general economic conditions and other factors. Because we cannot predict future home prices or general economic conditions with confidence, there is significant uncertainty surrounding what our ultimate losses will be on our 2006 and 2007 books. Our current expectation, however, is that these books will continue to generate material incurred and paid losses for a number of years. There can be no assurance that an additional premium deficiency reserve on Wall Street Bulk or on other portions of our insurance portfolio will not be required.

It is uncertain what effect the extended timeframes in the foreclosure process, due to moratoriums, suspensions or issues arising from the investigation of servicers’ foreclosure procedures, will have on us.

In response to the significant increase in the number of foreclosures that began in 2009, various government entities and private parties have from time to time enacted foreclosure (or equivalent) moratoriums and suspensions (which we collectively refer to as moratoriums). In October 2010, a number of mortgage servicers temporarily halted some or all of the foreclosures they were processing after discovering deficiencies in their foreclosure processes and those of their service providers.  In response to the deficiencies, some states changed their foreclosure laws to require additional review and verification of the accuracy of foreclosure filings. Some states also added requirements to the foreclosure process, including mediation processes and requirements to file new affidavits.  Certain state courts have issued rulings calling into question the validity of some existing foreclosure practices. These actions halted or significantly delayed foreclosures. Furthermore five of the nation’s largest mortgage servicers agreed to implement new servicing and foreclosure practices as part of a settlement announced in February 2012, with the federal government and the attorneys general of 49 states.

Past moratoriums or delays were designed to afford time to determine whether loans could be modified and did not stop the accrual of interest or affect other expenses on a loan, and we cannot predict whether any future moratorium or lengthened timeframes would do so. Therefore, unless a loan is cured during a moratorium or delay, at the completion of a foreclosure, additional interest and expenses may be due to the lender from the borrower. In some circumstances, our paid claim amount may include some additional interest and expenses. For moratoriums or delays resulting from investigations into servicers and other parties’ actions in foreclosure proceedings, our willingness to pay additional interest and expenses may be different, subject to the terms of our mortgage insurance policies. The various moratoriums and extended timeframes may temporarily delay our receipt of claims and may increase the length of time a loan remains in our delinquent loan inventory.

We do not know what effect improprieties that may have occurred in a particular foreclosure have on the validity of that foreclosure, once it was completed and the property transferred to the lender. Under our policy, in general, completion of a foreclosure is a condition precedent to the filing of a claim. Beginning in 2011 and from time to time, various courts have ruled that servicers did not provide sufficient evidence that they were the holders of the mortgages and therefore they lacked authority to foreclose. Some courts in other jurisdictions have considered similar issues and reached similar conclusions, but other courts have reached different conclusions. These decisions have not had a direct impact on our claims processes or rescissions.

We are susceptible to disruptions in the servicing of mortgage loans that we insure.

We depend on reliable, consistent third-party servicing of the loans that we insure. Over the last several years, the mortgage loan servicing industry has experienced consolidation. The resulting reduction in the number of servicers could lead to disruptions in the servicing of mortgage loans covered by our insurance policies. In addition, current housing market trends have led to significant increases in the number of delinquent mortgage loans requiring servicing. These increases have strained the resources of servicers, reducing their ability to undertake mitigation efforts that could help limit our losses, and have resulted in an increasing amount of delinquent loan servicing being transferred to specialty servicers. The transfer of servicing can cause a disruption in the servicing of delinquent loans. Future housing market conditions could lead to additional increases in delinquencies. Managing a substantially higher volume of non-performing loans could lead to increased disruptions in the servicing of mortgages. Investigations into whether servicers have acted improperly in foreclosure proceedings may further strain the resources of servicers.

If interest rates decline, house prices appreciate or mortgage insurance cancellation requirements change, the length of time that our policies remain in force could decline and result in declines in our revenue.

In each year, most of our premiums are from insurance that has been written in prior years. As a result, the length of time insurance remains in force, which is also generally referred to as persistency, is a significant determinant of our revenues. The factors affecting the length of time our insurance remains in force include:

•	the level of current mortgage interest rates compared to the mortgage coupon rates on the insurance in force, which affects the vulnerability of the insurance in force to refinancings, and

•	mortgage insurance cancellation policies of mortgage investors along with the current value of the homes underlying the mortgages in the insurance in force.

Our persistency rate was 78.7% at March 31, 2013, compared to 79.8% at December 31, 2012 and 82.9% at December 31, 2011. During the 1990s, our year-end persistency ranged from a high of 87.4% at December 31, 1990 to a low of 68.1% at December 31, 1998. Since 2000, our year-end persistency ranged from a high of 84.7% at December 31, 2009 to a low of 47.1% at December 31, 2003.

Current mortgage interest rates are at or near historic lows. The high-quality mortgages insured by us in recent years that have not experienced significant declines in underlying home prices are especially vulnerable to refinancing. Future premiums on our insurance in force represent a material portion of our claims paying resources. We are unsure what the impact on our revenues will be as mortgages are refinanced, because the number of policies we write for replacement mortgages may be more or less than the terminated policies associated with the refinanced mortgages.

Your ownership in our company may be diluted by additional capital that we raise or if the holders of our outstanding convertible debt convert that debt into shares of our common stock.

Any future issuance of equity securities may dilute your ownership interest in our company. In addition, the market price of our common stock could decline as a result of sales of a large number of shares or similar securities in the market or the perception that such sales could occur.

We have $389.5 million principal amount of 9% Convertible Junior Subordinated Debentures outstanding. The principal amount of the debentures is currently convertible, at the holder’s option, at an initial conversion rate, which is subject to adjustment, of 74.0741 common shares per $1,000 principal amount of debentures. This represents an initial conversion price of approximately $13.50 per share. On April 1, 2013, we paid all interest that we had previously elected to defer on these debentures. We continue to have the right, and may elect, to defer interest payable under the debentures in the future. If a holder elects to convert its debentures, the interest that has been deferred on the debentures being converted is also converted into shares of our common stock. The conversion rate for such deferred interest is based on the average price that our shares traded at during a 5-day period immediately prior to the election to convert the associated debentures. We may elect to pay cash for some or all of the shares issuable upon a conversion of the debentures. We also have $345 million principal amount of 5% Convertible Senior Notes and $500 million principal amount of 2% Convertible Senior Notes outstanding. The 5% Convertible Senior Notes are convertible, at the holder’s option, at an initial conversion rate, which is subject to adjustment, of 74.4186 shares per $1,000 principal amount at any time prior to the maturity date. This represents an initial conversion price of approximately $13.44 per share. The 2% Convertible Senior Notes are convertible, at the holder’s option, at an initial conversion rate, which is subject to adjustment, of 143.8332 shares per $1,000 principal amount at any time prior to the maturity date. This represents an initial conversion price of approximately $6.95 per share. We do not have the right to defer interest on our Convertible Senior Notes.

Our debt obligations materially exceed our holding company cash and investments

At March 31, 2013, we had approximately $671 million in cash and investments at our holding company and our holding company’s debt obligations were $1,335 million in aggregate principal amount, consisting of $100 million of Senior Notes due in November 2015, $345 million of Convertible Senior Notes due in 2017, $500 million of Convertible Senior Notes due in 2020 and $390 million of Convertible Junior Debentures due in 2063. Annual debt service on the debt outstanding as of March 31, 2013, is approximately $68 million.

The Senior Notes, Convertible Senior Notes and Convertible Junior Debentures are obligations of our holding company, MGIC Investment Corporation, and not of its subsidiaries. Our holding company has no material sources of cash inflows other than investment income. The payment of dividends from our insurance subsidiaries, which prior to raising capital in the public markets in 2008, 2010 and 2013, had been the principal source of our holding company cash inflow, is restricted by insurance regulation. MGIC is the principal source of dividend-paying capacity.  Since 2008, MGIC has not paid any dividends to our holding company. Through 2013, MGIC cannot pay any dividends to our holding company without approval from the OCI. In connection with the approval of MIC as an eligible mortgage insurer, Freddie Mac and Fannie Mae have imposed dividend restrictions on MGIC and MIC through December 31, 2013. Any additional capital contributions to our subsidiaries would decrease our holding company cash and investments.

We could be adversely affected if personal information on consumers that we maintain is improperly disclosed.

As part of our business, we maintain large amounts of personal information on consumers. While we believe we have appropriate information security policies and systems to prevent unauthorized disclosure, there can be no assurance that unauthorized disclosure, either through the actions of third parties or employees, will not occur. Unauthorized disclosure could adversely affect our reputation and expose us to material claims for damages.

The implementation of the Basel III capital accord, or other changes to our customers’ capital requirements, may discourage the use of mortgage insurance.

In 1988, the Basel Committee on Banking Supervision (the “Basel Committee”) developed the Basel Capital Accord (Basel I), which set out international benchmarks for assessing banks’ capital adequacy requirements. In June 2005, the Basel Committee issued an update to Basel I (as revised in November 2005, Basel II). Basel II was implemented by many banks in the United States and many other countries in 2009 and 2010.

In December 2010, the Basel Committee released the nearly final version of Basel III. In June 2012, federal regulators requested public comments on proposed rules to implement Basel III. The proposed Basel III rules would increase the capital requirements of many banking organizations. Among other provisions, the proposed rules contain a range of risk weightings for residential mortgages held for investment by certain banking organizations, with the specific weighting dependent upon, among other things, a loan’s LTV. Unlike previous Basel rules, the proposed Basel III rules do not consider mortgage insurance when calculating a loan’s risk weighting. The rules, if implemented as proposed, may reduce the incentive of banking organizations to purchase mortgage insurance for loans held for investment. The proposed Basel III rules continue to afford FHA-insured loans and Ginnie Mae mortgage-backed securities (“MBS”) a lower risk weighting than loans held for investment by the banking organization and for Fannie Mae and Freddie Mac MBS. Therefore, with respect to capital requirements, FHA-insured loans will continue to have a competitive advantage over loans insured by private mortgage insurance and held for investment or sold to and securitized by the GSEs. Public comments to the proposed rules were due by October 22, 2012. It is uncertain what form the final rules will take. We are continuing to evaluate the potential effects of the proposed Basel III rules on our business.

Our Australian operations may suffer significant losses.

We began international operations in Australia, where we started to write business in June 2007. Since 2008, we are no longer writing new business in Australia. Our existing risk in force in Australia is subject to the risks described in the general economic and insurance business-related factors discussed above. In addition to these risks, we are subject to a number of other risks from having deployed capital in Australia, including foreign currency exchange rate fluctuations and interest-rate volatility particular to Australia.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended March 31,
	2013	2012
	(Unaudited)
	(In thousands, except per share data)
Net premiums written	$248,500	$254,986

Net premiums earned	$247,059	$262,405
Investment income	18,328	37,408
Realized gains, net	1,259	77,561
Total other-than-temporary impairment losses	—	—
Portion of loss recognized in other comprehensive
income (loss), before taxes	—	—

Net impairment losses recognized in earnings	—	—
Other revenue	2,539	2,309

Total revenues	269,185	379,683
Losses and expenses:
Losses incurred	266,208	337,088
Change in premium deficiency reserve	(1,650)	(14,183)
Underwriting and other expenses, net	50,012	50,343
Interest expense	26,406	24,627

Total losses and expenses	340,976	397,875

Loss before tax	(71,791)	(18,192)
Provision for income taxes	1,139	1,363

Net Loss	$(72,930)	$(19,555)

Diluted weighted average common shares
outstanding	232,348	201,528

Diluted loss per share	$(0.31)	$(0.10)

NOTE: See “Certain Non-GAAP Financial Measures” for diluted earnings per share contribution from realized gains and losses.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET AS OF

	March 31,	December 31,	March 31,
	2013	2012	2012
		(Unaudited)
	(In thousands, except per share data)
ASSETS

Investments (1)	$4,540,690	$4,230,275	$5,536,249
Cash and cash equivalents	1,635,810	1,027,625	902,606
Reinsurance recoverable on loss reserves (2)	96,179	104,848	142,289
Prepaid reinsurance premiums	762	841	1,462
Home office and equipment, net	26,863	27,190	27,590
Deferred insurance policy acquisition costs	12,208	11,245	8,701
Other assets	195,986	172,300	193,217

	$6,508,498	$5,574,324	$6,812,114

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Loss reserves (2)	$3,848,348	$4,056,843	$4,209,170
Unearned premiums	140,213	138,840	147,375
Premium deficiency reserve	72,131	73,781	120,634
Senior notes	99,929	99,910	170,548
Convertible senior notes	845,000	345,000	345,000
Convertible junior debentures	389,522	379,609	352,591
Other liabilities	335,673	283,401	335,244

Total liabilities	5,730,816	5,377,384	5,680,562
Shareholders’ equity	777,682	196,940	1,131,552

	$6,508,498	$5,574,324	$6,812,114

Book value per share (3)	$2.30	$0.97	$5.60

(1) Investments include net unrealized gains on securities	30,999	41,541	73,161
(2) Loss reserves, net of reinsurance recoverable on loss reserves	3,752,169	3,951,995	4,066,881
(3) Shares outstanding	337,758	202,032	202,030

CERTAIN NON-GAAP FINANCIAL MEASURES

	Three Months Ended March 31,
	2013	2012
	(Unaudited)
	(In thousands, except per share data)
Diluted earnings per share contribution from realized gains (losses):
Realized gains and impairment losses	$1,259	$77,561
Income taxes at 35% (1)	—	—

After tax realized gains	1,259	77,561
Weighted average shares	232,348	201,528

Diluted EPS contribution from realized gains and
impairment losses	$0.01	$0.38

(1)	Due to the establishment of a valuation allowance, income taxes provided are not currently affected by realized gains or losses. Management believes the diluted earnings per share contribution from realized gains or losses provides useful information to investors because it shows the after-tax effect of these items, which can be discretionary.

Additional Information

	Q4 2011		Q1 2012		Q2 2012		Q3 2012		Q4 2012		Q1 2013
New primary insurance written (NIW) (billions)	$4.2		$4.2		$5.9		$7.0		$7.0		$6.5

New primary risk written (billions)	$1.0		$1.0		$1.5		$1.8		$1.7		$1.6

Product mix as a % of primary flow NIW
>95% LTVs	2%		2%		3%		3%		3%		4%
ARMs	1%		1%		1%		1%		1%		1%
Refinances	39%		42%		32%		32%		41%		46%

Primary Insurance In Force (IIF) (billions) (1)	$172.9		$169.0		$166.7		$164.9		$162.1		$159.5
Flow	$153.5		$150.3		$148.6		$147.5		$146.2		$144.7
Bulk	$19.4		$18.7		$18.1		$17.4		$15.9		$14.8

Prime (620 & >)	$146.3		$143.5		$142.3		$141.7		$140.4		$139.3
A minus (575 - 619)	$9.7		$9.3		$8.9		$8.5		$8.2		$7.8
Sub-Prime (< 575)	$2.6		$2.5		$2.4		$2.3		$2.3		$2.2
Reduced Doc (All FICOs)	$14.3		$13.7		$13.1		$12.4		$11.2		$10.2

Annual Persistency	82.9%		82.2%		81.4%		80.2%		79.8%		78.7%

Primary Risk In Force (RIF) (billions) (1)	$44.5		$43.5		$42.9		$42.5		$41.7		$41.1
Prime (620 & >)	$37.2		$36.5		$36.2		$36.1		$35.8		$35.5
A minus (575 - 619)	$2.6		$2.6		$2.4		$2.3		$2.2		$2.2
Sub-Prime (< 575)	$0.8		$0.7		$0.7		$0.7		$0.7		$0.6
Reduced Doc (All FICOs)	$3.9		$3.7		$3.6		$3.4		$3.0		$2.8

RIF by FICO
FICO 620 & >	91.5%		91.7%		91.9%		92.1%		92.2%		92.4%
FICO 575 - 619	6.6%		6.4%		6.3%		6.1%		6.0%		5.8%
FICO < 575	1.9%		1.9%		1.8%		1.8%		1.8%		1.8%

Average Coverage Ratio (RIF/IIF) (1)
Total	25.7%		25.7%		25.8%		25.8%		25.7%		25.7%
Prime (620 & >)	25.4%		25.4%		25.5%		25.5%		25.5%		25.5%
A minus (575 - 619)	27.3%		27.3%		27.4%		27.4%		27.4%		27.5%
Sub-Prime (< 575)	28.9%		28.9%		28.9%		29.0%		29.0%		28.9%
Reduced Doc (All FICOs)	27.2%		27.3%		27.2%		27.2%		27.0%		26.9%

Average Loan Size (thousands) (1)
Total IIF	$158.59		$158.89		$159.59		$160.70		$161.06		$161.59
Flow	$157.87		$158.28		$159.20		$160.62		$161.42		$162.27
Bulk	$164.55		$163.99		$162.80		$161.38		$157.85		$155.25

Prime (620 & >)	$158.87		$159.29		$160.26		$161.69		$162.45		$163.34
A minus (575 - 619)	$130.70		$130.37		$129.86		$129.43		$128.85		$128.39
Sub-Prime (< 575)	$121.13		$120.98		$120.65		$120.01		$119.63		$119.54
Reduced Doc (All FICOs)	$194.06		$193.54		$192.23		$191.18		$188.21		$185.21

Primary IIF — # of loans (1)	1,090,086		1,063,797		1,044,342		1,026,200		1,006,346		987,123
Prime (620 & >)	921,112		901,300		887,967		875,953		864,432		852,527
A minus (575 - 619)	74,036		71,250		68,538		65,878		63,438		61,098
Sub-Prime (< 575)	21,391		20,633		20,003		19,371		18,805		18,183
Reduced Doc (All FICOs)	73,547		70,614		67,834		64,998		59,671		55,315

Primary IIF — Delinquent Roll Forward — # of Loans
Beginning Delinquent Inventory	180,894		175,639		160,473		153,990		148,885		139,845
New Notices	41,796		34,781		32,241		34,432		31,778		27,864
Cures	(33,837)		(37,144)		(26,368)		(27,384)		(29,352)		(31,122)
Paids (including those charged to a deductible or captive)	(12,086)		(11,909)		(11,738)		(11,344)		(10,750)		(9,445)
Rescissions and denials (5)	(1,128)		(894)		(618)		(809)		(716)		(532)
Ending Delinquent Inventory	175,639		160,473		153,990		148,885		139,845		126,610

Primary claim received inventory included in ending delinquent inventory (5)	12,610		12,758		13,421		12,508		11,731		10,924

Composition of Cures
Reported delinquent and cured intraquarter	9,333		11,353		7,104		8,097		7,819		9,324

Number of payments delinquent prior to cure
3 payments or less	13,883		16,523		11,875		10,593		11,651		12,811
4-11 payments	6,298		6,277		5,349		5,433		5,476		5,430
12 payments or more	4,323		2,991		2,040		3,261		4,406		3,557
Total Cures in Quarter	33,837		37,144		26,368		27,384		29,352		31,122

Composition of Paids
Number of payments delinquent at time of claim payment
3 payments or less	38		44		50		71		55		38
4-11 payments	1,600		1,776		1,840		1,771		1,584		1,576
12 payments or more	10,448		10,089		9,848		9,502		9,111		7,831
Total Paids in Quarter	12,086		11,909		11,738		11,344		10,750		9,445

Aging of Primary Delinquent Inventory
Consecutive months in default
3 months or less	31,456	18%	22,516	14%	24,488	16%	25,593	17%	23,282	17%	17,973	14%
4-11 months	46,352	26%	45,552	28%	38,400	25%	35,029	24%	34,688	25%	32,662	26%
12 months or more	97,831	56%	92,405	58%	91,102	59%	88,263	59%	81,875	58%	75,975	60%

Number of payments delinquent
3 payments or less	42,804	24%	33,579	21%	33,677	22%	35,130	24%	34,245	24%	28,376	23%
4-11 payments	47,864	27%	45,539	28%	39,744	26%	36,359	24%	34,458	25%	32,253	25%
12 payments or more	84,971	49%	81,355	51%	80,569	52%	77,396	52%	71,142	51%	65,981	52%

Primary IIF — # of Delinquent Loans (1)	175,639		160,473		153,990		148,885		139,845		126,610
Flow	134,101		121,959		116,798		113,339		107,497		97,317
Bulk	41,538		38,514		37,192		35,546		32,348		29,293

Prime (620 & >)	112,403		102,884		98,447		95,517		90,270		81,783
A minus (575 - 619)	25,989		23,002		22,428		21,865		20,884		18,946
Sub-Prime (< 575)	9,326		8,434		8,175		7,999		7,668		6,993
Reduced Doc (All FICOs)	27,921		26,153		24,940		23,504		21,023		18,888

	Q4 2011		Q1 2012		Q2 2012		Q3 2012		Q4 2012		Q1 2013

Primary IIF Delinquency Rates (1)	16.11%		15.09%		14.75%		14.51%		13.90%		12.83%
Flow	13.79%		12.84%		12.51%		12.34%		11.87%		10.91%
Bulk	35.33%		33.82%		33.50%		32.97%		32.10%		30.78%

Prime (620 & >)	12.20%		11.42%		11.09%		10.90%		10.44%		9.59%
A minus (575 - 619)	35.10%		32.28%		32.72%		33.19%		32.92%		31.01%
Sub-Prime (< 575)	43.60%		40.88%		40.87%		41.29%		40.78%		38.46%
Reduced Doc (All FICOs)	37.96%		37.04%		36.77%		36.16%		35.23%		34.15%

Reserves
Primary
Direct Loss Reserves (millions)	$4,249		$3,985		$3,934		$3,855		$3,744		$3,558
Average Direct Reserve Per Default	$24,193		$24,835		$25,547		$25,890		$26,771		$28,100
Pool
Direct Loss Reserves (millions)	$299		$216		$168		$144		$140		$127
Ending Delinquent Inventory	32,971		26,601		25,178		9,337	(6)	8,594		7,890
Pool claim received inventory included in ending delinquent inventory	1,398		893		1,154		255		304		325
Reserves related to Freddie Mac settlement (6)	—		—		—		—		167		157
Other Gross Reserves (millions) (4)	$10		$8		$7		$5		$6		$6

Net Paid Claims (millions) (1) (2)	$704		$673		$636		$587		$628		$469
Flow	$484		$459		$466		$430		$425		$370
Bulk	$135		$124		$113		$115		$98		$78
Pool — with aggregate loss limits	$90		$95		$64		$42		$9		$11
Pool — without aggregate loss limits	$4		$4		$6		$7		$7		$6
Pool — Freddie Mac settlement (6)	$—		$—		$—		$—		$100		$10
Reinsurance	$(28)		$(24)		$(25)		$(21)		$(20)		$(15)
Other (4)	$19		$15		$12		$14		$9		$9
Reinsurance terminations (2)	$—		$—		$—		$—		$(6)		$(3)

Prime (620 & >)	$430		$408		$402		$378		$370		$329
A minus (575 - 619)	$62		$64		$63		$57		$51		$49
Sub-Prime (< 575)	$14		$18		$18		$16		$13		$14
Reduced Doc (All FICOs)	$113		$93		$96		$94		$89		$56

Primary Average Claim Payment (thousands) (1)	$51.1		$48.9		$49.3		$48.0		$48.6		$47.4
Flow	$48.3		$46.2		$46.8		$44.8		$45.8		$45.0
Bulk	$64.5		$62.6		$63.2		$65.4		$66.4		$64.1

Prime (620 & >)	$49.6		$47.4		$47.6		$45.9		$46.7		$46.2
A minus (575 - 619)	$44.3		$44.5		$44.6		$42.5		$43.1		$44.6
Sub-Prime (< 575)	$40.7		$44.9		$44.4		$46.2		$44.6		$45.6
Reduced Doc (All FICOs)	$66.8		$62.6		$64.3		$65.6		$65.9		$60.3

Risk sharing Arrangements — Flow Only
% insurance inforce subject to risk sharing	13.8%		13.1%		12.7%		12.2%		11.3%		10.5%
% Quarterly NIW subject to risk sharing	5.3%		5.4%		5.6%		5.6%		4.6%		3.1%
Premium ceded (millions)	$9.9		$9.2		$8.7		$8.2		$7.3		$7.1
Captive trust fund assets (millions) (2)	$386		$371		$360		$350		$328		$314

Direct Pool RIF (millions)
With aggregate loss limits	$674		$569		$508		$469		$439		$425
Without aggregate loss limits	$1,177		$1,092		$1,024		$945		$879		$812

Mortgage Guaranty Insurance Corporation — Risk to Capital	20.3:1		20.3:1		27.8:1		31.5:1		44.7:1		20.4:1	(7)
MGIC Indemnity Corporation — Risk to Capital							0.3:1		1.2:1		1.8:1	(7)
Combined Insurance Companies — Risk to Capital	22.2:1		22.2:1		30.0:1		34.1:1		47.8:1		23.1:1	(7)

GAAP loss ratio (insurance operations only) (3)	174.8%		128.5%		227.3%		184.0%		263.1%		107.8%
GAAP underwriting expense ratio (insurance operations only)	14.9%		16.7%		16.6%		13.6%		14.2%		18.0%

Note: The FICO credit score for a loan with multiple borrowers is the lowest of the borrowers’ “decision FICO scores.” A borrower’s “decision FICO score” is determined as follows: if there are three FICO scores available, the middle FICO score is used; if two FICO scores are available, the lower of the two is used; if only one FICO score is available, it is used.

Note: The results of our operations in Australia are included in the financial statements in this document but the additional information in this document does not include our Australian operations, unless otherwise noted, which are immaterial.

Note: During the fourth quarter of 2012 and the first quarter of 2013, 941 and 933 loans, respectively, were cured as a result of the aggregate loss limits on certain policies being reached. These policies are not related to the recently disclosed Freddie Mac settlement.

(1)	In accordance with industry practice, loans approved by GSE and other automated underwriting (AU) systems under “doc waiver” programs that do not require verification of borrower income are classified by MGIC as “full doc.” Based in part on information provided by the GSEs, MGIC estimates full doc loans of this type were approximately 4% of 2007 NIW. Information for other periods is not available. MGIC understands these AU systems grant such doc waivers for loans they judge to have higher credit quality. MGIC also understands that the GSEs terminated their “doc waiver” programs in the second half of 2008. Reduced documentation loans only appear in the reduced documentation category and do not appear in any of the other categories.

(2)	Net paid claims, as presented, does not include amounts received in conjunction with termination of reinsurance agreements. In a termination, the agreement is cancelled, with no future premium ceded and funds for any incurred but unpaid losses transferred to us. The transferred funds result in an increase in the investment portfolio (including cash and cash equivalents) and there is a corresponding decrease in reinsurance recoverable on loss reserves. This results in an increase in net loss reserves, which is offset by a decrease in net losses paid.

(3)	As calculated, does not reflect any effects due to premium deficiency.

(4)	Includes Australian operations

(5)	Refer to our risk factors titled “Our losses could increase if we do not prevail in proceedings challenging whether our rescissions were proper or we enter into material resolution arrangements” and “We are involved in legal proceedings and are subject to the risk of additional legal proceedings in the future” above for information about our suspension of certain rescissions and the number of rescissions suspended as of March 31, 2013.

(6)	During the third quarter of 2012, approximately 15,600 pool notices were removed from the pool notice inventory due to the exhaustion of the aggregate loss on a pool policy we have with Freddie Mac. See our Form 8-K filed with the Securities and Exchange Commission on November 30, 2012 for a discussion of our settlement with Freddie Mac regarding this pool policy.

(7)	Preliminary